UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2007

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3

(Exact name of Registrant as specified in its charter)

California	0-14187	94-2940208
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation or	File Number	Identification Number)
Organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Consolidated Capital Institutional Properties/3, a California limited partnership (the “Registrant”), owns a 100% interest in Hidden Cove by the Lake Apartments (“Hidden Cove”), a 120-unit apartment complex located in Belleville, Michigan.  On August 16, 2007, the Registrant sold Hidden Cove to a third party, 6900 South Shore, LLC, an Illinois limited liability company (the “Purchaser”), for a total sales price of $4,100,000. The Registrant continues to own and operate six other investment properties.

In accordance with the Third Amendment to the Second Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine the portion of the net proceeds, if any, that will be distributed to the Registrant’s partners.

Item 9.01

Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Hidden Cove had been sold on January 1, 2006.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2007 Quarterly Report on Form 10-QSB for the period ended June 30, 2007, and the Registrant’s 2006 Annual Report on Form 10-KSB.

PRO FORMA BALANCE SHEET

(in thousands)

June 30, 2007

All other assets	$ 2,252
Investment property, net	36,426
Total Assets	$ 38,678

All other liabilities	$ 10,158
Mortgage notes payable	49,404
Partners’ deficit	(20,884)
Total Liabilities and Partners’ Deficit	$ 38,678

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Six Months Ended	Year Ended
	June 30, 2007	December 31, 2006

Total revenues	$ 6,498	$ 12,731
Total expenses	8,007	14,605

Net loss	$(1,509)	$ (1,874)

Net loss per limited partnership unit	$ (3.90)	$ (4.84)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3

By:

ConCap Equities, Inc.

General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

Date:

August 20, 2007